Exhibit 10.1

NN, INC.
BEYOND RELIABLE

June 5, 2024

Ms. Jami Statham
Via Email: [Redacted – personal information]

RE:    Letter of Understanding (LOU)

Dear Jami:

We are pleased to extend an invitation to join the NN, Inc. team in the position of Senior Vice President, General Counsel & Corporate Secretary (“GC”). In this salaried exempt role, you will report to Harold Bevis, President and Chief Executive Officer. Following is a summary of the terms of our offer:

Duties
Directs all legal matters for the Company, helping the organization navigate legal complexities and make informed decisions that follow the law while supporting the company’s strategic objectives. The GC will develop and maintain a global legal program for the company, including compliance and risk, corporate governance, contract management, crisis management, intellectual property, and, in support with applicable subject matter or regional managers, licensing/statutory requirements across all relevant jurisdictions. The GC serves as a member of the senior leadership team.

Effective Date	As soon as practicable, but no later than Monday, July 8, 2024. The term “Effective Date” refers to the date you actively begin employment with NN.
Base Salary
Your gross pay will be at the bi-weekly rate of Thirteen Thousand Four Hundred Sixty-One Dollars and fifty-four cents ($13,461.54), which equates to an annualized sum of $350,000. You will receive regular performance and salary reviews to evaluate your progress in attaining goals; these will be conducted at intervals commensurate with similarly-situated associates.

Signing Bonus
In consideration of other sums that you have forfeited by joining the Company, Company will pay a one-time bonus of Twenty Thousand Dollars ($20,000.00) on the first full payroll period following your Effective Date.

6210 Ardrey Kell Road, Suite 120 Charlotte, NC 28277 www.nninc.com

Annual Incentive Award
You will be eligible to participate in a discretionary executive-level bonus plan; the target is 50% of your base annual salary during the year. If a bonus is offered, its availability will be dependent upon corporate, group and individual performance, and any bonus amounts will be determined in accordance with NN corporate guidelines. Bonuses of this type are distributed after completion of the year-end financial audit, which is typically completed in March. This award will be prorated for the portion of the 2024 year employed; however, subject to and in accordance with the terms of the EIC, we will guarantee a minimum award of $50,000 for 2024.

Annual incentive awards are governed by the terms of the Executive Incentive Compensation (“EIC”) Program Document.

Equity Award
You will be eligible to participate in the Company’s Long-Term Incentive (“LTI”) program; awards are generally granted in March of each year. Your annual grant will be 85% of your base salary.

The total dollar value of the equity award will be split as follows:
•One-third of the grant date value will be issued as Restricted Stock Units (RSUs), which are time-based awards vesting ratably over three years; and,
•Two-thirds of the grant date value will be issued as Performance Share Units (PSUs), performance-based awards tied to Relative Total Shareholder Returns (TSR).

For 2024 only, these awards will be granted to you on your Effective Date, priced as of the closing stock price on that date. This award will be prorated for the portion of the 2024 year employed.

LTI awards are governed by the terms of the LTI Program Document.

Separation Provisions	You will be eligible for additional separation provisions related to qualifying terminations—specifically, terminations both prior to and following a Change in Control. This Separation Agreement will be executed separately from the LOU.
Employment-at-Will	Except as expressly set forth herein, nothing in this Letter of Understanding and Relocation Agreement is intended to supersede NN, Inc.’s employment-at-will policy. Under these provisions, employment with NN, Inc. is voluntarily entered into, and the associate is free to resign at will at any time, with or without cause. Similarly, NN, Inc. may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal and state law.
Relocation	None.
Confidentiality
Since you will be in a position of trust requiring the maintenance of confidence, you will be required to sign a confidentiality and non-disclosure agreement on your first day of employment. A copy of the current agreement will be provided for your review.

6210 Ardrey Kell Road, Suite 120 Charlotte, NC 28277 www.nninc.com

Benefits
The Company offers a broad range of benefits for you and your eligible dependents. All such benefits are subject to the terms of the benefit plans and are available to employees generally. Plans include medical, dental, life, and disability benefits, as well as voluntary offerings such as vision, 401(k), and other voluntary offerings are also available; a copy of the current enrollment guide will be provided for your review.

Paid Leave	You are eligible to receive pay for holidays that NN, Inc. observes during your employ (currently eleven per year), and your annual PTO allocation will be unlimited.
Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to you, your estate, or your beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

Jami, we look forward to welcoming you to the NN team. If you are in agreement with the terms of this offer, please sign and return a copy of the executed letter to us for your file. If you have any questions, please feel free to call me directly at 7084.877.1182.

Sincerely,

/s/ D. Gail Nixon
______________________________________________
D. Gail Nixon
Senior Vice President & Chief Human Resources Officer
NN, Inc.

Enclosure

Except as expressly set forth herein, nothing in the Letter of Understanding is intended to supersede NN, Inc.’s and its affiliates’ employment-at-will policy. Under these provisions, employment with the NN, Inc. or its affiliates is voluntarily entered into, and the associate is free to resign at will at any time, with or without cause. Similarly, the NN, Inc. may terminate the employment relationship at will at any time, with or without notice or cause, so long as there is no violation of applicable federal and state law.

6210 Ardrey Kell Road, Suite 120 Charlotte, NC 28277 www.nninc.com

NN, INC.
BEYOND RELIABLE

Letter of Understanding
for Jami Statham

Agreement and Acceptance:

I hereby acknowledge and accept the terms and conditions cited in the foregoing Letter of Understanding. I understand and agree that this Letter of Understanding may be terminated at any time by NN, Inc. or its affiliates. I further understand and agree that, notwithstanding the terms, conditions and benefits of this Letter of Understanding, all employment with NN, Inc. or its affiliates is at will, and for an indefinite duration and there is no guarantee of employment with NN, Inc. or any affiliate thereof.

Signed:	/s/ Jami Statham

Printed Name:	Jami Statham

Date:	June 10, 2024

6210 Ardrey Kell Road, Suite 120 Charlotte, NC 28277 www.nninc.com